     Earnings Release

JETBLUE ANNOUNCES FOURTH QUARTER 2019 RESULTS

NEW YORK (January 23, 2020) -- JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the fourth quarter 2019:

•
Reported diluted earnings per share of $0.56 in the fourth quarter of 2019 compared to a diluted earnings per share of $0.55 in the fourth quarter of 2018. Adjusted diluted earnings per share was $0.56(1) in the fourth quarter of 2019 versus $0.50(1) in the fourth quarter of 2018.  Note A to this earnings release includes the GAAP to Non-GAAP reconciliation between reported and adjusted diluted earnings per share.

•
GAAP pre-tax income of $220 million in the fourth quarter of 2019, compared to a pre-tax income of $201 million in the fourth quarter of 2018. Excluding the one-time items, adjusted pre-tax income of $221 million(1), up 8% from a pre-tax income of $205 million(1) in the fourth quarter of 2018.

•
Pre-tax margin of 10.8%, up 0.6 percentage points from a pre-tax margin of 10.2% in the fourth quarter of 2018. Adjusted pre-tax margin of 10.9%(1), a 0.5 percentage point increase year over year from a pre-tax margin of 10.4%(1), exclusive of the one-time costs.

Highlights from the Fourth Quarter 2019

•	Fourth quarter 2019 revenue per available seat mile (RASM) declined (2.7)% year over year. This decline is largely in-line with our updated guidance range of (3.5)% to (1.5)%.

•
Operating expenses per available seat mile, excluding fuel (CASM ex-fuel)(1) was flat year over year, at the midpoint of our guidance range of (1.0)% to 1.0%. This was mainly driven by the compounding benefits of the Structural Cost Program.

Key Guidance for the First Quarter and Full Year 2020:

•	Earnings per share is expected to range between $0.10 and $0.20 in the first quarter 2020. For the full year, JetBlue expects earnings per share to range between $2.50 and $3.00.

•	Capacity is expected to increase between 1.5% and 3.5% year over year in the first quarter 2020. For the full year 2020, JetBlue expects capacity to increase between 5.5% and 7.5%.

•	RASM growth is expected to range between 0.0% and 3.0% for the first quarter 2020 compared to the same period in 2019.

•	CASM ex-fuel is expected to increase between 1.5% and 3.5% for the first quarter of 2020. For the full year 2020, JetBlue expects year over year CASM ex-fuel growth to range between (2.0)% and 0.0%.

For further details see the latest Investor Update and the Fourth Quarter 2019 Earnings Presentation available via the internet at http://investor.jetblue.com.

JetBlue will conduct a conference call to discuss its quarterly earnings today, January 23, 2020 at 10:00 a.m. Eastern Time. A live broadcast of the conference call will also be available via the internet at http://investor.jetblue.com.

Executing our Plan to Reach our EPS Commitments

“I could not be prouder of the accomplishments of the JetBlue family over two decades. Over 20 years, we have become a “force for good” in our industry. We have worked hard to improve our balance sheet, expand and strengthen our network, and have made investments in our fleet to improve margins and returns. More recently, we focused our efforts to reset our cost structure - and return to our roots as a low-cost airline,” said Robin Hayes, JetBlue’s Chief Executive Officer.

“2019 saw an unusually volatile year in our Latin and Caribbean markets, which masked some of the progress we have made in our ‘building blocks’. We are confident in our plan to strengthen our RASM, and expect over two thirds of our revenue initiatives will mature throughout this year. Our progress is showing a significant sequential improvement in our expected RASM growth for the first quarter of 2020.

We are pleased that our business is responding to the actions we've been taking in our network, and this year we expect to continue reaping the benefits of our commercial actions. This gives us confidence in our ability to deliver our 2020 EPS goals.”

Revenue Performance and Outlook

“Our fourth quarter and full year 2019 capacity grew in the upper half of our guidance range due to improved completion factor, in addition to shifting the timing of our cabin restyling program to make up for NEO delivery delays,” said Joanna Geraghty, JetBlue’s President and Chief Operating Officer. “Our first quarter 2020 growth is unusually low, and our annual growth is over 2 points lower than our plan from our 2018 Investor Day, reflecting our current expectations of Airbus deliveries.

Our fourth quarter RASM decreased 2.7 percent year over year, in line with our December update range of (3.5) to (1.5) percent, driven by softer than expected close-in bookings for Thanksgiving peak.

For the first quarter, we expect strong sequential improvement in RASM in both our domestic and Latin markets, resulting from our capacity actions, our revenue initiatives, easier comps and lower scheduled growth. Our first quarter guidance of 0 to 3 percent includes a headwind of approximately one half point to our system RASM, due to earthquakes in Puerto Rico.”

Cost Performance, Outlook and Balance Sheet

“CASM ex-fuel for the fourth quarter was flat, in line with the mid-point of our guidance range, and for the full year CASM ex-fuel grew 0.8%, beating the mid-point of our initial full year guidance of 0 to 2 percent,” said Steve Priest, JetBlue’s EVP Chief Financial Officer.

“For the first quarter of 2020, we expect CASM ex-fuel growth to range between 1.5 and 3.5 percent. The year over year progression in unit costs this quarter is mainly driven by unusually low scheduled capacity growth, given the timing of 2019 deliveries. In addition, we have scheduled maintenance events during the trough period that result in expenses shifting into the quarter.

Our updated 2020 CASM ex-Fuel guidance is now between minus (2) and 0 percent. We are pleased that despite the capacity constraints tied to the NEO delays, our 2020 goal is very much in line with the original CASM-ex Fuel goal we announced at our last Investor Day. Furthermore, our 2020 plan reflects our commitment to deliver on our 3-year CAGR goal of 0 to 1 percent.”

Capital Allocation and Liquidity

JetBlue ended the quarter with approximately $1.3 billion in unrestricted cash, cash equivalents, and short term investments, or 16.4% of trailing twelve month revenue. JetBlue repaid $65 million in regularly scheduled debt and capital lease obligations during the fourth quarter of 2019.

Fuel Expense and Hedging

The realized fuel price in the quarter was $2.07 per gallon, a 7.6% decline versus fourth quarter 2018 realized fuel price of $2.24.

JetBlue has entered into forward fuel derivative contracts to hedge its fuel consumption for the first and second quarters of 2020.  Based on the forward curve as of January 10th, JetBlue expects an average all-in price per gallon of fuel of $2.09 in the first quarter of 2020.

About JetBlue
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles (Long Beach), Orlando, and San Juan. JetBlue carries more than 42 million customers a year to nearly 100 cities in the U.S., Caribbean, and Latin America with an average of more than 1,000 daily flights. For more information, please visit jetblue.com.

Notes

(1)	Note A provides a reconciliation of non-GAAP financial measures used in this release and provides the reasons management uses those measures.

Forward Looking Statements
Statements in this earnings release contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which represent our management’s beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; our significant fixed obligations and substantial indebtedness; volatility in fuel prices, maintenance costs and interest rates; our reliance on high daily aircraft utilization; our ability to implement our growth strategy; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on a limited number of suppliers, including for aircraft, aircraft engines and parts and vulnerability to delays by those suppliers; our dependence on the New York and Boston metropolitan markets and the effect of increased congestion in these markets; our reliance on automated systems and technology; our being subject to potential unionization, work stoppages, slowdowns or increased labor costs; our presence in some international emerging markets that may experience political or economic instability or may subject us to legal risk; reputational and business risk from information security breaches or cyber-attacks; changes in or additional domestic or foreign government regulation, including new or increased tariffs; changes in our industry due to other airlines' financial condition;

acts of war or terrorism; global economic conditions or an economic downturn leading to a continuing or accelerated decrease in demand for air travel; the spread of infectious diseases; adverse weather conditions or natural disasters; and external geopolitical events and conditions. It is routine for our internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that the internal projections, beliefs and assumptions upon which we base our expectations may change prior to the end of each quarter or year.

Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Further information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2018 Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. In light of these risks and uncertainties, the forward-looking events discussed in this release might not occur. Our forward-looking statements speak only as of the date of this release. Other than as required by law, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

This release also includes certain “non-GAAP financial measures” as defined under the Exchange Act and in accordance with Regulation G. We have included reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and provided in accordance with U.S. GAAP within this release.

JETBLUE AIRWAYS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(unaudited)

	Three Months Ended				Twelve Months Ended
	December 31,		Percent		December 31,		Percent
	2019	2018(1)	Change		2019	2018(1)	Change
OPERATING REVENUES
Passenger	$1,948	$1,891	3.0		$7,786	$7,381	5.5
Other	83	77	6.3		308	277	11.0
Total operating revenues	2,031	1,968	3.2		8,094	7,658	5.7

OPERATING EXPENSES
Aircraft fuel and related taxes	455	476	(4.6)		1,847	1,899	(2.7)
Salaries, wages and benefits	589	543	8.4		2,320	2,044	13.5
Landing fees and other rents	112	108	4.8		474	462	2.6
Depreciation and amortization	140	123	13.7		525	469	12.1
Aircraft rent	23	28	(18.5)		99	104	(5.1)
Sales and marketing	75	79	(5.1)		290	294	(1.1)
Maintenance, materials and repairs	137	128	7.4		619	625	(1.0)
Other operating expenses	272	263	3.5		1,106	1,060	4.2
Special items	1	4	(82.9)		14	435	(96.7)
Total operating expenses	1,804	1,752	3.0		7,294	7,392	(1.3)

OPERATING INCOME	227	216	4.9		800	266	200.1

Operating margin	11.2%	11.0%	0.2	pts.	9.9%	3.5%	6.4	pts.

OTHER INCOME (EXPENSE)
Interest expense	(22)	(20)	10.3		(79)	(70)	13.5
Capitalized interest	4	3	42.3		14	10	40.9
Gain on equity method investments	—	—	n/a		15	—	n/a
Interest income and other	11	2	519.8		18	13	42.3
Total other income (expense)	(7)	(15)	55.7		(32)	(47)	32.6

INCOME BEFORE INCOME TAXES	220	201	9.6		768	219	250.2

Pre-tax margin	10.8%	10.2%	0.6	pts.	9.5%	2.9%	6.6	pts.

Income tax expense	59	31	89.1		199	30	552.2

NET INCOME	$161	$170	(4.9)		$569	$189	201.4

EARNINGS PER COMMON SHARE:
Basic	$0.56	$0.55			$1.92	$0.60
Diluted	$0.56	$0.55			$1.91	$0.60

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	285.8	306.1			296.6	312.9
Diluted	287.9	307.8			298.4	314.5

(1) Prior period results have been recast to reflect the adoption of ASC 842 Leases.

JETBLUE AIRWAYS CORPORATION
COMPARATIVE OPERATING STATISTICS
(unaudited)

	Three Months Ended				Twelve Months Ended
	December 31,		Percent		December 31,		Percent
	2019	2018	Change		2019	2018	Change
Revenue passengers (thousands)	10,476	10,296	1.7		42,728	42,150	1.4
Revenue passenger miles (millions)	13,171	12,519	5.2		53,617	50,790	5.6
Available seat miles (ASMs) (millions)	16,079	15,168	6.0		63,841	59,881	6.6
Load factor	81.9%	82.5%	(0.6)	pts.	84.0%	84.8%	(0.8)	pts.
Aircraft utilization (hours per day)	11.6	11.5	0.9		11.9	11.8	0.8

Average fare	$185.96	$183.62	1.3		$182.23	$175.11	4.1
Yield per passenger mile (cents)	14.79	15.10	(2.1)		14.52	14.53	(0.1)
Passenger revenue per ASM (cents)	12.12	12.46	(2.8)		12.20	12.33	(1.1)
Revenue per ASM (cents)	12.63	12.98	(2.7)		12.68	12.79	(0.9)
Operating expense per ASM (cents)(2)	11.22	11.55	(2.9)		11.43	12.34	(7.4)
Operating expense per ASM, excluding fuel (cents)(1)(2)	8.31	8.31	—		8.44	8.37	0.8

Departures	91,888	91,766	0.1		368,355	366,619	0.5
Average stage length (miles)	1,142	1,105	3.3		1,140	1,096	4.0
Average number of operating aircraft during period	255.2	250.2	2.0		253.6	246.8	2.8
Average fuel cost per gallon, including fuel taxes	$2.07	$2.24	(7.6)		$2.09	$2.24	(6.7)
Fuel gallons consumed (millions)	219	212	3.2		885	849	4.3
Average number of full-time equivalent crewmembers					18,535	17,766

(1) Refer to Note A at the end of our Earnings Release for more information on this non-GAAP financial measure. Operating expense per available seat mile, excluding fuel (“CASM Ex-Fuel”) excludes fuel and related taxes, other non-airline operating expenses, and special items.

(2) Recast to reflect the adoption of ASC 842 Leases.

JETBLUE AIRWAYS CORPORATION
SELECTED CONSOLIDATED BALANCE SHEET DATA
(in millions)
	December 31,	December 31,
	2019	2018
	(unaudited)
Cash and cash equivalents	$929	$474
Total investment securities	402	416
Total assets(1)	11,918	10,959
Total debt	2,334	1,670
Stockholders' equity(1)	4,799	4,685

(1) Prior period results have been recast to reflect the adoption of ASC 842 Leases.

Note A - Non-GAAP Financial Measures

JetBlue sometimes uses non-GAAP financial measures in this press release. Non-GAAP financial measures are financial measures that are derived from the consolidated financial statements, but that are not presented in accordance with generally accepted accounting principles in the United States, or GAAP. We believe these non-GAAP financial measures provide a meaningful comparison of our results to others in the airline industry and our prior year results. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, our financial performance measures prepared in accordance with GAAP. Further, our non-GAAP information may be different from the non-GAAP information provided by other companies. The information below provides an explanation of each non-GAAP financial measure and shows a reconciliation of non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures.

Operating expense per available seat mile, excluding fuel and related taxes, other non-airline operating expenses, and special items (“CASM Ex-Fuel”)

Operating expenses per available seat mile, or CASM, is a common metric used in the airline industry. We exclude aircraft fuel and related taxes, operating expenses related to other non-airline businesses, such as JetBlue Technology Ventures and JetBlue Travel Products, and special items from operating expenses to determine CASM ex-fuel, which is a non-GAAP financial measure. During the periods presented below, special items include one-time costs related to the Embraer E190 fleet transition as well as one-time costs related to the implementation of our pilots' collective bargaining agreement. We believe that CASM ex-fuel is useful for investors because it provides investors the ability to measure financial performance excluding items beyond our control, such as fuel costs, which are subject to many economic and political factors, or not related to the generation of an available seat mile, such as operating expense related to certain non-airline businesses. We believe this non-GAAP measure is more indicative of our ability to manage airline costs and is more comparable to measures reported by other major airlines.

NON-GAAP FINANCIAL MEASURE
RECONCILIATION OF OPERATING EXPENSE PER ASM, EXCLUDING FUEL
($ in millions, per ASM data in cents)
(unaudited)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2019		2018		2019		2018
	$	per ASM	$	per ASM	$	per ASM	$	per ASM

Total operating expenses(1)	$1,804	$11.22	$1,752	$11.55	$7,294	$11.43	$7,392	$12.34
Less:
Aircraft fuel and related taxes	455	2.83	476	3.14	1,847	2.89	1,899	3.17
Other non-airline expenses(1)	12	0.08	12	0.07	46	0.08	44	0.07
Special items	1	—	4	0.03	14	0.02	435	0.73
Operating expenses, excluding fuel(1)	$1,336	$8.31	$1,260	$8.31	$5,387	$8.44	$5,014	$8.37

(1) Recast to reflect the adoption of ASC 842 Leases.

Operating Expense, Income before Taxes, Net Income and Earnings per Share, excluding special items, gain on equity method investments, and impact of tax reform

Our GAAP results in the applicable periods were impacted by the following: (a) the 2017 tax reform, (b) a gain on equity method investments, and (c) charges that are deemed special items. We believe the impacts of these items make our results difficult to compare to prior periods as well as future periods and guidance. During the periods presented below, special items include one-time costs related to the Embraer E190 fleet transition as well as one-time costs related to the implementation of our pilots' collective bargaining agreement. We believe the impacts of these items distort our overall trends and that our metrics and results are enhanced with the presentation of our results excluding the impact of these items. The table below provides a reconciliation of our GAAP reported amounts to the non-GAAP amounts excluding the impacts of these items.

NON-GAAP FINANCIAL MEASURE
RECONCILIATION OF OPERATING EXPENSE, INCOME BEFORE TAXES, NET INCOME AND EARNINGS PER SHARE EXCLUDING SPECIAL ITEMS, GAIN ON EQUITY METHOD INVESTMENTS, AND IMPACT OF TAX REFORM
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018(1)	2019	2018(1)
Total operating expenses	$1,804	$1,752	$7,294	$7,392
Less: Special items	1	4	14	435
Total operating expenses excluding special items	$1,803	$1,748	$7,280	$6,957

Operating income	$227	$216	$800	$266
Add back: Special items	1	4	14	435
Operating income excluding special items	$228	$220	$814	$701

Income before income taxes	$220	$201	$768	$219
Add back: Special items	1	4	14	435
Less: Gain on equity method investments	—	—	15	—
Income before income taxes excluding special items and gain on equity method investments	$221	$205	$767	$654

Income before income taxes excluding special items and gain on equity method investments	$221	$205	$767	$654
Less: Income tax expense	59	31	199	30
Less: Income tax benefit related to special items	—	1	4	108
Less: Income tax (expense) related to gain on equity method investments	—	—	(4)	—
Less: Income tax benefit related to tax reform	—	17	—	28
Net Income excluding special items, gain on equity method investments, and tax reform impact	$162	$156	$568	$488

Earnings Per Common Share:
Basic	$0.56	$0.55	$1.92	$0.60
Add back: Special items, net of tax	0.01	0.01	0.04	1.05
Less: Gain on equity method investments, net of tax	—	—	0.04	—
Less: Tax reform impact	—	0.06	—	0.09
Basic excluding special items, gain on equity method investments, and tax reform impact	$0.57	$0.50	$1.92	$1.56

Diluted	$0.56	$0.55	$1.91	$0.60
Add back: Special items, net of tax	—	0.01	0.03	1.04
Less: Gain on equity method investments, net of tax	—	—	0.04	—
Less: Tax reform impact	—	0.06	—	0.09
Diluted excluding special items, gain on equity method investments, and tax reform impact	$0.56	$0.50	$1.90	$1.55

(1) Prior period results have been recast to reflect the adoption of ASC 842 Leases.

Return on Invested Capital

Return on invested capital, or ROIC, is an important financial metric, which we believe provides meaningful information as to how well we generate returns relative to the capital invested in our business. We believe this non-GAAP measure provides a meaningful comparison of our results to the airline industry and our prior year results.

NON-GAAP FINANCIAL MEASURE
RECONCILIATION OF RETURN ON INVESTED CAPITAL
(in millions) (unaudited)

	Twelve Months Ended
	December 31,
	2019	2018(1)
Operating income	$800	$266
Add: Interest income	19	11
Add: Interest component of aircraft lease commitments (1)	17	22
Add: Special items (2)	14	435
Subtotal	850	734
Less: Income tax expense impact	219	186
Operating Income After Tax, Adjusted	631	548

Average stockholders' equity	$4,710	$4,660
Average total debt	1,735	1,389
Average aircraft lease commitments	229	287
Invested Capital	6,674	6,336

Return on Invested Capital	9.5%	8.6%

(1) Interest component of aircraft lease commitments
Average aircraft lease commitments	229	287
Interest component of aircraft lease commitments (Imputed interest at 7.5%)	17	22

(2) Special items include one-time costs related to the Embraer E190 fleet transition as well as one-time costs related to the implementation of our pilots' collective bargaining agreement.

(3) Prior period results have been recast to reflect the adoption of ASC 842 Leases.

CONTACTS
JetBlue Investor Relations
Tel: +1 718 709 2202
ir@jetblue.com

JetBlue Corporate Communications
Tel: +1 718 709 3089
corpcomm@jetblue.com